Exhibit 99.1
January 18, 2017

Fellow shareholders,

In 2016, we generated $8.3 billion in global streaming revenue (35% y/y growth) and finished the year with 93.8 million members on 19.0 million net additions vs. 17.4 million in 2015. This quarter marks the 10-year anniversary of our launch of streaming1. The next decade will be even more amazing and tumultuous as internet TV supplants linear TV, and as we strive to remain a leader.

(in millions except per share data and Streaming Content Obligations)	Q4 '15	Q1 '16	Q2 '16	Q3 '16	Q4'16	Q1'17 Forecast
Total Streaming:
Revenue	$1,672	$1,813	$1,966	$2,158	$2,351	$2,516
Contribution Profit	$270	$309	$345	$407	$470	$623
Contribution Margin	16.2%	17.0%	17.6%	18.8%	20.0%	24.8%
Paid Memberships	70.84	77.71	79.90	83.28	89.09	95.34
Total Memberships	74.76	81.50	83.18	86.74	93.80	99.00
Net Additions	5.59	6.74	1.68	3.57	7.05	5.20

US Streaming:
Revenue	$1,106	$1,161	$1,208	$1,304	$1,403	$1,471
Contribution Profit	$379	$413	$414	$475	$536	$607
Contribution Margin	34.3%	35.5%	34.3%	36.4%	38.2%	41.3%
Paid Memberships	43.40	45.71	46.00	46.48	47.91	49.86
Total Memberships	44.74	46.97	47.13	47.50	49.43	50.93
Net Additions	1.56	2.23	0.16	0.37	1.93	1.50

International Streaming:
Revenue	$566	$652	$758	$853	$948	$1,045
Contribution Profit (Loss)	$(109)	$(104)	$(69)	$(69)	$(67)	$16
Contribution Margin	-19.2%	-16.0%	-9.1%	-8.0%	-7.0%	1.5%
Paid Memberships	27.44	31.99	33.89	36.80	41.19	45.48
Total Memberships	30.02	34.53	36.05	39.25	44.37	48.07
Net Additions	4.04	4.51	1.52	3.20	5.12	3.70

Total (including DVD):
Operating Income	$60	$49	$70	$106	$154	$239
Operating Margin	3.3%	2.5%	3.3%	4.6%	6.2%	9.1%
Net Income*	$43	$28	$41	$52	$67	$165
EPS*	$0.10	$0.06	$0.09	$0.12	$0.15	$0.37

Net cash (used in) operating activities	$(245)	$(229)	$(226)	$(462)	$(557)
Free Cash Flow	$(276)	$(261)	$(254)	$(506)	$(639)
EBITDA	$111	$107	$129	$164	$212
Shares (FD)*	438.3	438.0	438.2	438.4	440.1
Streaming Content Obligations** ($B)	10.9	12.3	13.2	14.4	14.5
* Q4'15 Net Income/EPS includes a $13m / $0.03 benefit from a tax accrual release related to resolution of tax audits.
**Corresponds to our total known streaming content obligations as defined in our financial statements and related notes in our most recently filed SEC Form 10-K
___________________________________
1 http://www.nytimes.com/2007/01/16/technology/16netflix.html

1

Q4 Results and Q1 Forecast
In Q4, global streaming revenue grew 41% year over year to $2.4 billion, while contribution profit rose 74% year over year to $470 million (20% margin). Operating profit totaled $154 million (6.2% operating margin) against guidance of $125 million, while net income amounted to $67 million, compared with our forecast of $56 million. Net income included a -$22 million foreign exchange adjustment booked in other expense due to the strength of the US dollar. As a reminder, the quarterly guidance we provide is our actual internal forecast at the time we report.
We added 7.05 million net new members globally in the quarter, against our forecast of 5.20 million and last year's Q4 performance of 5.59 million. This was the largest quarter of net additions in our history and was driven by strong acquisition trends in both our US and International segments.
Domestically, we added 1.93 million members in the quarter, exceeding our forecast of 1.45 million and 1.56 million in the year-ago quarter. Combined with 15% ASP growth, revenue increased 27% year-over -year to $1.4 billion. US contribution margin expanded 395 basis points year-over-year to 38.2%. Margin improvement was greater than expected due primarily to higher-than-forecast revenue and the timing of content deals.
International membership grew by 5.12 million in Q4, against a forecast of 3.75 million and 4.04 million in the year-ago quarter. Over 47% of our total members are now outside of the US. This growth was very broad based geographically as our original content continues to be well-received all over the world. ASP for the international segment rose 13% year over year (excluding a -$21 million impact from currency). International contribution loss was -$67 million, compared with our forecast of -$75 million, as content spend was slightly lower than expected owing primarily to timing.
In Q1, we project 5.2 million net adds with 1.5 million in the US and 3.7 million internationally. Our anticipation for a year-over-year decline in domestic net adds reflects a difficult comparison in the year ago quarter where we exceeded our net adds forecast by 27%. Similarly, in our international segment, we will lap our Rest of World launch in January of last year. We also expect a greater membership impact from our content slate in the second half of 2017. On a sequential basis, we believe our strong Q4 results likely pulled forward some net adds from Q1’17 to Q4’16.
Since our global expansion is proceeding well, we intend to grow our global operating margin for many years ahead. We’ve been around a 4% annual operating margin for the past two years, and we are targeting about 7% for the full year 2017 based on current F/X rates. From here, we will seek to steadily increase revenue and operating margin as we balance growth and profitability. We are in no rush to push margins up too quickly, as we want to ensure we are investing aggressively enough to continue to lead internet TV around the world. In Q1, we are forecasting a 9% operating margin, higher than our full year target due to the timing of content spend, including moving House of Cards season 5 from Q1 to Q2.
We anticipate the international segment will be slightly contribution profit positive in Q1. We plan on investing over the remaining quarters of 2017 internationally and, as a result, anticipate an international contribution loss in Q2. On a full year basis, we expect international contribution loss to improve substantially year on year.

2

Content
We are learning rapidly how best to match content with audience tastes around the world. It is clear to us that high quality content travels well across borders. For instance, our global originals like Marvel’s Luke Cage, The Crown2 and season 3 of Black Mirror3 continue to generate excitement and excellent viewing all across the world. Similarly, Gilmore Girls: A Year in the Life4 debuted in the top 10 in every territory. Guillermo Del Toro’s Trollhunters5, launched in December, is tracking to be our most-watched kids original and is performing particularly well in our newer territories. We closed the quarter with the release of The OA6, a mind-bending, multi-layered supernatural drama that is a great example of the bold, creative storytelling we’ve aimed to support.
Gratifyingly, our first Brazilian original series 3%7, a sci-fi, post-apocalyptic thriller, premiered as one of the most watched originals in Brazil and played well throughout Latin America. Moreover, bucking conventional wisdom, millions of US members have watched the show dubbed and subtitled into English, making 3% the first Portuguese language television show to travel meaningfully beyond Latin America and Portugal.
We continue to invest in local programming to complement our content offering and as a means to introduce new members to our global library. We are focusing on local content that travels pan-regionally or across multiple territories, such as Japanese anime and Turkish dramas. In this vein, we announced a long-term deal with Red Chillies Entertainment, the film production company of Shah Rukh Khan, who is considered by many to be the biggest movie star8 on the planet. Netflix is now the exclusive global home for Khan’s new films and members will enjoy exclusive SVOD access to dozens of popular Red Chillies films from the past several years.
It’s amazing to think that we launched original programming on Netflix in 2013 and in just four years, our original series accounted for five of the top 10 most searched TV shows of 2016 globally, including Stranger Things at #1, according to Google trends9. On January 8, we were honored that The Crown received the Golden Globe Award for Best TV Series (Drama), while Claire Foy won the award for Best Performance by an Actress in a TV Series (Drama) for her portrayal of Queen Elizabeth II. Later this month, The Screen Actors Guild Awards10, the most widely voted-on major awards for TV and films, will feature eight individual Netflix original series with 17 nominations, the most of any network.
We are incredibly excited about all the projects we have underway for our global members, no matter their age, taste or cultural background; in 2017, we plan to invest over $6 billion on content on a P&L basis (up from $5 billion in 2016).

___________________________________
2 https://www.rottentomatoes.com/tv/the_crown/s01/
3 https://www.rottentomatoes.com/tv/black_mirror/s03/
4 https://www.rottentomatoes.com/tv/gilmore-girls/s08/
5 https://www.rottentomatoes.com/tv/trollhunters/s01/
6 http://www.vanityfair.com/hollywood/2016/12/netflix-the-oa-review-brit-marling-stranger-things?mbid=social_twitter
7 https://www.youtube.com/watch?v=8yyzNQfaQR8&feature=youtu.be
8 https://www.youtube.com/watch?v=vBvHtxaCB8I
9 https://www.google.com/trends/yis/2016/GLOBAL
10 http://www.hollywoodreporter.com/lists/sag-award-nominations-2017-full-list-956034/item/outstanding-performance-by-a-male-actor-a-television-movie-miniseries-sag-nominees-2017-956068

3

Product and Partnerships
In Q4, we launched offline viewing, which allows members to download content to iOS and Android devices. Our goal is to make Netflix as accessible as possible to members in countries and locations (such as subways and airplanes) with limited and/or expensive bandwidth. We are pleased with the initial results and, as expected, enjoyment of offline viewing is greatest in emerging markets, where the broadband infrastructure is less robust. In Q4 we also launched on Comcast’s X1 set-top boxes, and the integration has pleased our members who now can use their X1 remote control and user interface to access Netflix as they do their other TV networks.
Net Neutrality
Weakening of US net neutrality laws, should that occur, is unlikely to materially affect our domestic margins or service quality because we are now popular enough with consumers to keep our relationships with ISPs stable.
On a public policy basis, however, strong net neutrality is important to support innovation and smaller firms. No one wants ISPs to decide what new and potentially disruptive services can operate over their networks, or to favor one service over another. We hope the new US administration and Congress will recognize that keeping the network neutral drives job growth and innovation.
Competition
Internet video is a global phenomenon. Amazon Prime Video expanded recently to match our territory footprint, while YouTube remains far larger than either of us in terms of global video enjoyment minutes. Video consumption is growing on Facebook, and Apple is rumored to be adding video to its music service. Satellite TV operators are moving to become internet MVPDs, such as ViaSat to ViaPlay in the Nordics, DISH to Sling, and DirecTV to DirecTV Now. Insurgent firms such as Molotov.tv in France and Hulu are building native-internet interfaces for TV network bundles. CBS is releasing a major original series (Star Trek) exclusively on its domestic SVOD service (with us as international partner). Finally, the BBC has become11 the first major linear network to announce plans to go binge-first with new seasons, favoring internet over linear viewers. We presume HBO is not far behind the BBC. In short, it’s becoming an internet TV world, which presents both challenges and opportunities for Netflix as we strive to earn screen time.
Free Cash Flow and Capital Structure
Q4 free cash flow totaled -$639 million vs. -$276 million last Q4 and -$506 million in Q3’16. The sequential increase was largely due to the timing of content payments, including our growing slate of self-produced originals. Producing more owned content creates some lumpiness in our working capital needs. We expect our FCF to be around -$2 billion in 2017 vs. -$1.7 billion in 2016, with FCF loss improving sequentially in Q1’17.
We are funding our working capital needs through the debt market. In October, we raised $1 billion of senior notes with a coupon of 4.375%, which will reduce our weighted average cost of capital. We will continue to be a regular issuer of debt to finance our investment in original content as we balance our cash needs with the carrying cost of interest expense.

________________________________________
11 http://www.telegraph.co.uk/news/2017/01/10/bbc-reinvent-iplayer-new-generation-sunday-night-dramas-available/

4

Reference
For quick reference, our eight most recent investor letters are: October 201612, July 201613, April 201614, January 201615, October 201516, July 201517, April 201518, January 201519.

Summary
In 2016, we launched globally (excluding China) and made good progress. But there remains a lot to learn to make Netflix as popular abroad as it is in the US.
January 18th, 2017 Earnings Interview
Reed Hastings, David Wells and Ted Sarandos will participate in a live video interview today at 2:00 p.m. Pacific Time at youtube.com/netflixir. The discussion will be moderated by Doug Mitchelson, UBS and and Scott Devitt, Stifel. Questions that investors would like to see asked should be sent to doug.mitchelson@ubs.com or swdevitt@stifel.com.

IR Contact:	PR Contact:
Spencer Wang	Jonathan Friedland
Vice President, Finance & Investor Relations	Chief Communications Officer
408 809-5360	310 734-2958

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12 http://files.shareholder.com/downloads/NFLX/2457496703x0x912075/700E14FD-12BE-4C3A-9283-9A975C7FE549/FINAL_Q3_Letter.pdf
13 http://files.shareholder.com/downloads/NFLX/2457496703x0x900152/4D4F0167-4BE2-4DC1-ACC7-759F1561CD59/Q216LettertoShareholders_FINAL_w_Tables.pdf
14 http://files.shareholder.com/downloads/NFLX/1662264494x0x886428/5FB5A3DF-F23A-4BB1-AC37-583BAEF2A1EE/Q116LettertoShareholders_W_TABLES_.pdf
15 http://files.shareholder.com/downloads/NFLX/1481171463x0x870685/C6213FF9-5498-4084-A0FF-74363CEE35A1/Q4_15_Letter_to_Shareholders_-_COMBINED.pdf
16 http://files.shareholder.com/downloads/NFLX/4124769775x7871834x854558/9B28F30F-BF2F-4C5D-AAFF-AA9AA8F4779D/FINAL_Q3_15_Letter_to_Shareholders_With_Tables_.pdf
17 http://files.shareholder.com/downloads/NFLX/4124769775x7871834x839404/C3CE9EE2-C8F3-40A1-AC9A-FFE0AFA20B21/FINAL_Q2_15_Letter_to_Shareholders_With_Tables_.pdf
18 http://files.shareholder.com/downloads/NFLX/4124769775x7871834x821407/DB785B50-90FE-44DA-9F5B-37DBF0DCD0E1/Q1_15_Earnings_Letter_final_tables.pdf
19 http://files.shareholder.com/downloads/NFLX/4124769775x7871834x804108/043a3015-36ec-49b9-907c-27960f1a7e57/Q4_14_Letter_to_shareholders.pdf

5

Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measure of net income on a pro forma basis excluding the release of tax reserves, and to free cash flow and EBITDA. Management believes that the non-GAAP measure of net income on a pro forma basis excluding the release of tax reserves provides useful information as this measure excludes effects that are not indicative of our core operating results. Management believes that free cash flow and EBITDA are important liquidity metrics because they measure, during a given period, the amount of cash generated that is available to repay debt obligations, make investments and for certain other activities or the amount of cash used in operations, including investments in global streaming content. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income, operating income, diluted earnings per share and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding the acquisition impact of our content slate; growth of internet TV; impacts on our business from competition; localization efforts; content strategy, including local content, original and licensed content investments; impacts of changes to net neutrality laws; ratio of cash spending on content to P&L spend; future capital raises; domestic and international net, total and paid subscribers; revenue; contribution profit (loss) and contribution margin for both domestic (streaming and DVD) and international operations, as well as consolidated operating income, operating margin; net income, earnings per share and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; actions of Internet Service Providers; and, competition, including consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 28, 2016. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

6

Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Revenues	$2,477,541	$2,290,188	$1,823,333	$8,830,669	$6,779,511
Cost of revenues	1,654,419	1,532,844	1,249,365	6,029,901	4,591,476
Marketing	284,996	282,043	224,173	991,078	824,092
Technology and development	225,191	216,099	180,859	852,098	650,788
General and administrative	159,001	153,166	109,042	577,799	407,329
Operating income	153,934	106,036	59,894	379,793	305,826
Other income (expense):
Interest expense	(43,586)	(35,536)	(35,429)	(150,114)	(132,716)
Interest and other income (expense)	(20,079)	8,627	(3,734)	30,828	(31,225)
Income before income taxes	90,269	79,127	20,731	260,507	141,885
Provision (benefit) for income taxes	23,521	27,610	(22,447)	73,829	19,244
Net income	$66,748	$51,517	$43,178	$186,678	$122,641
Earnings per share:
Basic	$0.16	$0.12	$0.10	$0.44	$0.29
Diluted	$0.15	$0.12	$0.10	$0.43	$0.28
Weighted-average common shares outstanding:
Basic	429,738	428,937	427,668	428,822	425,889
Diluted	440,063	438,389	438,257	438,652	436,456

7

Netflix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and par value data)

	As of
	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$1,467,576	$1,809,330
Short-term investments	266,206	501,385
Current content assets, net	3,726,307	2,905,998
Other current assets	260,202	215,127
Total current assets	5,720,291	5,431,840
Non-current content assets, net	7,274,501	4,312,817
Property and equipment, net	250,395	173,412
Other non-current assets	341,423	284,802
Total assets	$13,586,610	$10,202,871
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$3,632,711	$2,789,023
Accounts payable	312,842	253,491
Accrued expenses	197,632	140,389
Deferred revenue	443,472	346,721
Total current liabilities	4,586,657	3,529,624
Non-current content liabilities	2,894,654	2,026,360
Long-term debt	3,364,311	2,371,362
Other non-current liabilities	61,188	52,099
Total liabilities	10,906,810	7,979,445
Stockholders' equity:
Common stock	1,599,762	1,324,809
Accumulated other comprehensive loss	(48,565)	(43,308)
Retained earnings	1,128,603	941,925
Total stockholders' equity	2,679,800	2,223,426
Total liabilities and stockholders' equity	$13,586,610	$10,202,871

8

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Cash flows from operating activities:
Net income	$66,748	$51,517	$43,178	$186,678	$122,641
Adjustments to reconcile net income to net cash used in operating activities:
Additions to streaming content assets	(2,102,841)	(2,442,080)	(1,550,326)	(8,653,286)	(5,771,652)
Change in streaming content liabilities	98,525	529,885	240,250	1,772,650	1,162,413
Amortization of streaming content assets	1,330,508	1,224,108	961,861	4,788,498	3,405,382
Amortization of DVD content assets	19,206	19,284	18,793	78,952	79,380
Depreciation and amortization of property, equipment and intangibles	14,189	14,410	15,488	57,528	62,283
Stock-based compensation expense	43,646	43,495	35,860	173,675	124,725
Excess tax benefits from stock-based compensation	(27,720)	(12,762)	25,683	(65,121)	(80,471)
Other non-cash items	9,430	9,682	7,774	40,909	31,628
Deferred taxes	(26,706)	14,338	12,036	(46,847)	(58,655)
Changes in operating assets and liabilities:
Other current assets	(1,679)	10,250	(62,755)	46,970	18,693
Accounts payable	15,540	27,810	49,031	32,247	51,615
Accrued expenses	(3,582)	28,957	(39,619)	68,706	48,810
Deferred revenue	16,266	30,230	16,982	96,751	72,135
Other non-current assets and liabilities	(8,690)	(11,065)	(18,981)	(52,294)	(18,366)
Net cash used in operating activities	(557,160)	(461,941)	(244,745)	(1,473,984)	(749,439)
Cash flows from investing activities:
Acquisition of DVD content assets	(18,797)	(17,249)	(20,799)	(77,177)	(77,958)
Purchases of property and equipment	(61,048)	(27,366)	(12,854)	(107,653)	(91,248)
Change in other assets	(1,617)	125	2,262	(941)	(1,912)
Purchases of short-term investments	(5,603)	(128,136)	(146,582)	(187,193)	(371,915)
Proceeds from sale of short-term investments	83,797	171,747	114,832	282,484	259,079
Proceeds from maturities of short-term investments	27,690	24,855	22,580	140,245	104,762
Net cash provided by (used in) investing activities	24,422	23,976	(40,561)	49,765	(179,192)
Cash flows from financing activities:
Proceeds from issuance of debt	1,000,000	—	—	1,000,000	1,500,000
Issuance costs	(10,700)	—	—	(10,700)	(17,629)
Proceeds from issuance of common stock	25,392	3,819	8,171	36,979	77,980
Excess tax benefits from stock-based compensation	27,720	12,762	(25,683)	65,121	80,471
Other financing activities	60	58	54	230	(545)
Net cash provided by (used in) financing activities	1,042,472	16,639	(17,458)	1,091,630	1,640,277
Effect of exchange rate changes on cash and cash equivalents	(11,316)	(441)	(3,343)	(9,165)	(15,924)
Net increase (decrease) in cash and cash equivalents	498,418	(421,767)	(306,107)	(341,754)	695,722
Cash and cash equivalents, beginning of period	969,158	1,390,925	2,115,437	1,809,330	1,113,608
Cash and cash equivalents, end of period	$1,467,576	$969,158	$1,809,330	$1,467,576	$1,809,330

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Non-GAAP free cash flow reconciliation:
Net cash used in operating activities	$(557,160)	$(461,941)	$(244,745)	$(1,473,984)	$(749,439)
Acquisition of DVD content assets	(18,797)	(17,249)	(20,799)	(77,177)	(77,958)
Purchases of property and equipment	(61,048)	(27,366)	(12,854)	(107,653)	(91,248)
Change in other assets	(1,617)	125	2,262	(941)	(1,912)
Non-GAAP free cash flow	$(638,622)	$(506,431)	$(276,136)	$(1,659,755)	$(920,557)

9

Netflix, Inc.
Segment Information
(unaudited)
(in thousands)

	As of / Three Months Ended			As of/ Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Domestic Streaming
Total memberships at end of period	49,431	47,497	44,738	49,431	44,738
Paid memberships at end of period	47,905	46,479	43,401	47,905	43,401

Revenues	$1,403,462	$1,304,333	$1,105,933	$5,077,307	$4,180,339
Cost of revenues	761,479	720,658	647,059	2,855,789	2,487,193
Marketing	105,589	108,495	79,833	382,832	317,646
Contribution profit	536,394	475,180	379,041	1,838,686	1,375,500

International Streaming
Total memberships at end of period	44,365	39,246	30,024	44,365	30,024
Paid memberships at end of period	41,185	36,799	27,438	41,185	27,438

Revenues	$947,666	$853,480	$566,405	$3,211,095	$1,953,435
Cost of revenues	834,794	748,515	530,880	2,911,370	1,780,375
Marketing	179,407	173,548	144,340	608,246	506,446
Contribution profit (loss)	(66,535)	(68,583)	(108,815)	(308,521)	(333,386)

Domestic DVD
Total memberships at end of period	4,114	4,273	4,904	4,114	4,904
Paid memberships at end of period	4,029	4,194	4,787	4,029	4,787

Revenues	$126,413	$132,375	$150,995	$542,267	$645,737
Cost of revenues	58,146	63,671	71,426	262,742	323,908
Contribution profit	68,267	68,704	79,569	279,525	321,829

Consolidated

Revenues	$2,477,541	$2,290,188	$1,823,333	$8,830,669	$6,779,511
Cost of revenues	1,654,419	1,532,844	1,249,365	6,029,901	4,591,476
Marketing	284,996	282,043	224,173	991,078	824,092
Contribution profit	538,126	475,301	349,795	1,809,690	1,363,943
Other operating expenses	384,192	369,265	289,901	1,429,897	1,058,117
Operating income	153,934	106,036	59,894	379,793	305,826
Other income (expense)	(63,665)	(26,909)	(39,163)	(119,286)	(163,941)
Provision (benefit) for income taxes	23,521	27,610	(22,447)	73,829	19,244
Net income	$66,748	$51,517	$43,178	$186,678	$122,641

10

Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016
Non-GAAP Adjusted EBITDA reconciliation:
GAAP net income	$43,178	$27,658	$40,755	$51,517	$66,748
Add:
Interest and other (income) expense	39,163	9,574	19,138	26,909	63,665
Provision (benefit) for income taxes	(22,447)	12,221	10,477	27,610	23,521
Depreciation and amortization of property, equipment and intangibles	15,488	14,798	14,131	14,410	14,189
Stock-based compensation expense	35,860	42,422	44,112	43,495	43,646
Adjusted EBITDA	$111,242	$106,673	$128,613	$163,941	$211,769

Three Months Ended
December 31, 2015
Non-GAAP net income reconciliation:
GAAP net income	$43,178
Less: Release of tax accrual	(13,438)
Non-GAAP net income	$29,740
Non-GAAP earnings per share:
Basic	$0.07
Diluted	$0.07
Weighted-average common shares outstanding:
Basic	427,668
Diluted	438,257

11